UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.     )

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THE SWISS HELVETIA FUND, INC.

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THE SWISS HELVETIA FUND, INC. ANNOUNCES
ADJOURNMENT OF 2019 ANNUAL MEETING OF STOCKHOLDERS TO OCTOBER 31, 2019

Press Release – For Immediate Release

New York, New York—October 4, 2019

The Swiss Helvetia Fund, Inc. (NYSE: SWZ), a non-diversified registered closed-end investment company (the “Fund”), announced today that at its 2019 Annual Meeting of Stockholders, initially scheduled for and convened on October 3, 2019 (the " Meeting") was adjourned until 11:00 a.m. on  Thursday, October 31, 2019, at the offices of Sullivan & Cromwell LLP, 535 Madison Avenue, New York, New York 10022As of the time of the Meeting, the Fund had received more votes cast “FOR” than votes cast “AGAINST” on all matters to be voted on at the Meeting.  As a result, the Board of Directors recommended and stockholders approved an adjournment to allow additional time to solicit proxies.

Only stockholders of record on August 19, 2019 (the "Record Date") are entitled, and are being requested, to vote. If a stockholder previously submitted its proxy card and does not wish to change its vote, no further action is required. If a stockholder previously submitted its proxy card and wishes to change or revoke its vote, it may do so by submitting a later dated proxy card. The Board of Directors recommends that stockholders vote "FOR" the following proposals:

1. To elect two Class I Directors to serve for a one-year term;
2. To approve the proposed Investment Advisory Agreement between the Fund and Bulldog Investors, LLC;
3. To approve the replacement of the Fund’s fundamental investment objective with a non-fundamental investment objective of providing total return;
4. To approve amendments to certain of the Fund’s fundamental investment restrictions; and
5. To ratify the selection by the Fund’s Board of Directors of Tait, Weller & Baker, LLP as the Fund’s independent registered public accounting firm for the year ending December 31, 2019.

If stockholders approve Proposals 2, 3, and 4, the Fund intends, as soon as practicable thereafter, to commence  a tender offer for up to 15% of the Fund’s outstanding shares at a price of 95% of the Fund’s net asset value per share.

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About The Swiss Helvetia Fund, Inc.

The Fund (www.swz.com) is a non-diversified, closed-end investment company currently seeking long-term capital appreciation through investment in equity and equity-linked securities of Swiss companies.  As noted above, it is proposed that the Fund change its investment objective.  The Fund’s  shares are listed on the NYSE under the symbol "SWZ."  .

Closed-end funds, unlike open-end funds, are not continuously offered.  Typically, shares of closed-end funds are sold in the open market through a stock exchange.  Shares of closed-end funds frequently trade at a discount to net asset value.  The price of the Fund's shares is determined by a number of factors, several of which are beyond the control of the Fund.  Therefore, the Fund cannot predict whether its shares will trade at, below or above net asset value.

If you wish to attend the Meeting in person, whether or not you hold your shares in your own name, you will need to present satisfactory evidence of your identity, which for this purpose is a valid U.S. federal or state government issued picture identification, such as a driver’s license or passport.

The Fund filed on August 20, 2019 with the Securities and Exchange Commission (the “SEC”) a Proxy Statement and form of proxy card for use in connection with the Meeting.  Stockholders can obtain these documents free of charge from the SEC's website at www.sec.gov.  The Proxy Statement also is available on the Fund's website at www.swzfund.com.  Stockholders also may call the Fund's proxy solicitor, InvestorCom LLC, at 877-972-0090  for additional information about the Meeting or to obtain free of charge the Proxy Statement and other documents that may be filed by the Fund with the SEC in connection with the Meeting, when those documents become available.  BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE FUND SHOULD READ CAREFULLY THOSE PROXY MATERIALS AND ALL OTHER RELEVANT DOCUMENTS FILED BY THE FUND WITH THE SEC, AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MEETING, THE PROPOSED ADVISORY ARRANGEMENTS AND OTHER PROPOSALS CONTAINED THEREIN.

The Fund, the Fund’s directors and officers, and Bulldog Investors, LLC (“Bulldog”) may be deemed to be participants in the solicitation of proxies of the Fund's stockholders in connection with the Meeting.  Stockholders of the Fund may obtain information about the Fund’s directors and executive officers, including their beneficial ownership of shares of the Fund's common stock, and information about Bulldog, in the Proxy Materials and other relevant documents (when available) that may be filed by the Fund with the SEC in connection with the Meeting.

This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of the Fund’s common stock. The tender offer for the outstanding shares of our common stock described in this press release has not commenced and will only be commenced if the above conditions are satisfied.  Subject to the satisfaction of the above conditions, at the time the tender offer is commenced, the Fund will file a Tender Offer Statement on Schedule TO with the SEC related to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) will contain important information, including the terms and conditions of the tender offer, that should be read carefully before any decision is made with respect to the tender offer. Stockholders will be able to obtain these documents free of charge, when they become available, from the SEC’s website (www.sec.gov) or the Fund’s current website (www.swzfund.com) or a successor Fund website.